EX-2

                           AGREEMENT OF SALE OF SHARES

     ENTERED INTO AT MINNEAPOLIS, MINNESOTA AS OF NOVEMBER 15, 2001

BETWEEN:                                          Shareholders of H. J.
                                                  Ventures, Inc.
                                                  herein acting and
represented
                                                  by Lowell Holden, its
                                                  President, duly
authorized
                                                  as he warrants
                                                  hereinafter referred
to as
                                                  the

                                                  "SELLER"

AND:                                              JustWebit.com, Inc.,
a
                                                  Corporation, herein
                                                  acting and
represented by
                                                  Gary Borglund, its
                                                  chairman, duly
authorized
                                                  as he warrants,
hereinafter
                                                  referred to as the

                                                  "PURCHASER"

WHEREAS the SELLER is the owner of one million (1,000,000) shares in the capital stock of H. J.Ventures Inc. ("COMPANY"), which SHARES represent all of the issued and outstanding shares of the COMPANY; and

WHEREAS the SELLER wishes to sell and the PURCHASER wishes to purchase the SHARES on the terms and conditions hereinafter set out;

THE PARTIES THEREFORE AGREE AS FOLLOWS:

SECTION 1 - SALE OF SHARES

1.1 The SELLER hereby sells the SHARES to the PURCHASER, thereby purchasing 100% of the outstanding stock of the COMPANY..

SECTION 2 - PURCHASE PRICE

2.1 The purchase price for the SHARES ("PURCHASE PRICE")shall be Twelve Million (12,000,000) shares of the issued and outstanding stock of the PURCHASER, shall be transferred to the SELLER for all the outstanding shares of the COMPANY.

SECTION 3 - REPRESENTATIONS AND WARRANTIES OF THE YENDOR

3.1  The SELLER hereby represents and warrants that:

     3.1.1 The SHARES are owned by the SELLER by good and marketable title, free and clear of any security interests or third party claims of any nature;

     3.1.2 The SHARES represent one hundred percent (100 %) of the issued and outstanding capital stock of the COMPANY and have been validly allotted and issued as fully paid and non-assessable;

     3.1.3 No person, other than the PURCHASER pursuant to this Agreement, has any option, right or privilege to purchase of otherwise acquire the SHARES or any other securities of the COMPANY and the SELLER is not bound by or subject to any agreement, commitment or restriction of any nature which would in any way prevent or restrict the sale of the SHARES to the PURCHASER,

     3.1.4 None of the SHARES are subject to any voting trust or voting agreement;

     3.1.5 There is one warrant outstanding for the COMPANY, which is convertible into 50,000 shares of common stock of the COMPANY with a striking price of $.60;

     3.1.6 The certificate representing the SHARES is not subject to the approval of any regulatory authority or any other person except for those listed on the attached Schedule A and their respective approvals are attached thereto.

3.2  WITH RESPECT TO THE COMPANY

     3.2.1 The COMPANY has been validly incorporated and validly exists pursuant to the business laws of the state of Minnesota and holds all appropriate licenses and permits and has the corporate power to do business in all the jurisdictions in which it presently carries on business;

     3.2.2 There are presently no other issued and outstanding shares of the COMPANY other than the SHARES;

     3.2.3 (a) The COMPANY is not in violation of any by-law, ordinance, rule, policy or regulation of any governing body, or provincial, federal or municipal or private authority;

            (b) Neither the COMPANY not the SELLER has received notice or advice of or has knowledge of a violation of any zoning regulation, ordinance or other law, order or regulation relating to the COMPANY's operations or properties;

            (c) Neither the COMPANY nor the SELLER has received notice or advice of or has knowledge of a violation of any environmental regulatory law, order or regulation relating to the COMPANY'S operations or properties;

     3.2.4 The COMPANY's only place of business is located at 7550 24th Avenue, South, Suite 168, Minneapolis, Minnesota 55450.

     3.2.5  The minute books of the COMPANY contain copies of the
     articles of   incorporation or other constating documents and
     all amendments thereto issued to the COMPANY, the complete by-laws of the COMPANY and the minutes of all meetings and all resolutions of the directors and shareholders of the COMPANY from the time of its incorporation to date;

     3.2.6 The current corporate Officers and Directors of the COMPANY are:

     DIRECTORS:                    Lowell Holden, Greg Johnson

     OFFICERS:                     Position

     Lowell Holden                 Chief Executive Officer, Treasurer

     Lowell Holden                 President, Secretary

     3.2.7 The following is a list of each bank account maintained by the COMPANY and the names of all persons currently authorized to draw thereon:

     Bank                          Authorized Person

     Central Bank                  Lowell Holden, Greg Johnson
     US Bank                       Lowell Holden, Greg Johnson

     3.2.8 The COMPANY is not a member of any partnership, joint venture or other form of business organization and owns no shares in any other corporation;

     3.2.9 The COMPANY has never been convicted of a criminal or any other offence and is not presently involved in an investigation or prosecution of any such offense.

3.3  WITH RESPECT TO THE ASSETS OF THE COMPANY

     3.3.1 The COMPANY has the corporate power to own and owns all of its assets by good and marketable title, free and clear of any and all encumbrances, restrictions, and rights of first refusal, liens or security interests of any nature whatsoever, except for those listed in the attached Schedule B;

     3.3.2 No person has any option, right or privilege to purchase, acquire, lease of use any asset of the COMPANY, with the exception of pending orders for the purchase of inventory in the normal course of business;

     3.3.3 The COMPANY has no current obligations to sell, lease, mortgage, pledged or otherwise encumbered or disposed of any of its assets or properties, except in the ordinary course of its business;

     3.3.4 The COMPANY has no current obligations to acquire, or lease or agreed to lease, any additional assets;

     3.3.5 The COMPANY has only liability insurance coverage over its assets;

     3.3.6 All License agreements and leases including without limitation, real estate and equipment leases, to which the COMPANY is a party are listed on the attached Schedule C, are in full force and effect and vary in the degree of their status;

     3.3.7 All buildings, machinery, equipment, vehicles and other assets of the COMPANY are in an "as is" condition;

     3.3.8 All inventory assets of the COMPANY are reasonably and properly valued and priced in its interim financial statements for the period ending September 30, 2001. ("2001 FINANCIAL STATEMENTS") in accordance with generally accepted accounting principles applied on a basis consistent with prior years; are not substandard, damaged, obsolete or not useable or saleable in the normal course of business; comprise the proper inventory to conduct business consistent with the COMPANY's prior practice, and the COMPANY has not written off or disposed of any of its inventory, other than in the ordinary course of business, since October 1, 2001; and

     3.3.9  The COMPANY has no known claims against it since inception.

3.4  WITH RESPECT TO FINANCIAL INFORMATION

     3.4.1 The 2001 FINANCIAL STATEMENTS have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and present fairly in all material respects the financial position of the COMPANY and the results of its operations and are attached as Exhibit D;

3.5  WITH RESPECT TO THE BUSINESS OF THE COMPANY

     3.5.1  Since inception, the operations of the COMPANY have
     been carried on in   the normal course, and no contract,
     arrangement or transaction has been made nor any liability or obligation incurred, nor release or cancellation of any debt made, nor any commitment made since such date, other than in the ordinary course of business, and no material adverse change has occurred in the business, financial condition or assets of the COMPANY, and neither the COMPANY nor the SELLER knows of any facts which may materially adversely affect the business of the COMPANY;

     3.5.2 The COMPANY is not in breach of or in default under any agreement, commitment or security instrument to which it is a party;

     3.5.3 The COMPANY is not liable through insurance, guarantee or otherwise for the obligations of any other person, firm or corporation

     3.5.4 The execution of this Agreement and its implementation do not contravene the contesting documents or by-laws of the COMPANY nor any agreement, commitment or security instrument to which the COMPANY is a party or which affects it, and no consent of any party to any indenture, mortgage or other agreement of the COMPANY is required for the carrying out of this Agreement;

     3.5.5 The COMPANY is not engaged in any controversy with its employees and there is no claim, action, court proceeding, arbitration, labor dispute, petition for union certification or administrative proceeding pending or, to the knowledge of any SELLER, threatened against or affecting the COMPANY;

     3.5.6 The current position, salary, wage or other form of compensation payable to or to become payable to any officer, employee or agent of the COMPANY as of the effective date hereof is disclosed in Schedule E-1 through E-3 hereto and the COMPANY has not agreed to any increase or any other change thereto;

     3.5.7 There are no agreements, which restrict the activities of the COMPANY, any of its employees, agents or representatives or the COMPANY's right to compete with any person or disclose any information;

     3.5.8 The COMPANY has kept its business organization intact and insofar as possible, maintained its business relationship with distributors, suppliers, customers and others, and has not done or permitted to be done anything which might reasonably be expected to diminish the business or goodwill of the COMPANY, and there has been no notice of any possible termination of continuing relations with any such persons, other than such as may be the consequence of their knowledge of the transaction contemplated herein;

3.6  WITH RESPECT TO THE SELLER

     3.6.1 No representation, warranty or covenant of or by the SELLER contained in the Agreement or in any Schedule hereto, and no statement or certificate furnished or to be furnished to the PURCHASER or upon which the PURCHASER has relied contains not shall contain any untrue or inaccurate statement of any fact or any omission or anything which shall constitute it as materially misleading to the PURCHASER. No fact is known or should be known to the SELLER which should be disclosed to the PURCHASER which would make any of the foregoing warranties, representations, covenants, statements or certificates misleading or inaccurate or which, if disclosed, would cause the PURCHASER, acting reasonable, not to proceed with this transaction.

     3.6.2 There is no legal impediment known to the SELLER to prevent or delay the consummation by the SELLER of this transaction.

SECTION 4 - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The PURCHASER hereby represents and warrants that:

4.1 It has been validly incorporated and validly exists under the laws of the State of Nevada;

4.2 This Agreement has been duly authorized by all necessary corporate action on the part of the PURCHASER and duly executed and delivered by the PURCHASER, and this Agreement constitutes a valid and binding obligation of the PURCHASER enforceable against it in accordance with its terms; and

4.3 Since inception, the operations of the PURCHASER have been carried on in the normal course, and no contract, arrangement or transaction has been made nor any liability or obligation incurred, nor release or cancellation of any debt made, nor any commitment made since such date, other than in the ordinary course of business, and no material adverse change has occurred in the business, financial condition or assets of the PURCHASER, and PURCHASER knows of any facts which may materially adversely affect the business of PURCHASER or the COMPANY after acquisition;

4.4 PURCHASER is not in breach of or in default under any agreement, commitment or security instrument to which it is a party, except as represented;

4.5 PURCHASER is not liable through insurance, guarantee or otherwise for the obligations of any other person, firm or corporation, except as represented;

4.6 The execution of this Agreement and its implementation do not contravene the contesting documents or by-laws of PURCHASER nor any agreement, commitment or security instrument to which PURCHASER is a party or which affects it, and no consent of any party to any indenture, mortgage or other agreement of PURCHASER is required for the carrying out of this Agreement;

4.7 PURCHASER is not engaged in any controversy with its employees and there is no claim, action, court proceeding, arbitration, labor dispute, petition for union certification or administrative proceeding pending or, to the knowledge of PURCHASER, threatened against or affecting PURCHASER;

4.8 PURCHASER is in good standing with all applicable federal and state regulatory agencies including the Securities and Exchange
Commission.

SECTION 5 - SURVIVAL AND CONSEQUENCES OF THE REPRESENTATIONS AND
WARRANTIES OF THE SELLER

5.1 The foregoing representations, warranties and covenants of the SELLER are essential, true and correct and shall survive the execution hereof until statute-barred, and regardless of any investigation by or on behalf of the PURCHASER, they shall continue in full force and effect for its benefit. The parties acknowledge that the PURCHASER would not have entered into the present Agreement without such representations, warranties and covenants.

5.2(a) If the COMPANY, or the PURCHASER on its behalf, after the effective date hereof but relating to any event or period prior thereto, would be required to pay any amount ("AMOUNT") in connection with any liability, loss, damage, injury, expense or disbursement including, without limitation, all interest and all reasonable legal and accounting fees, arising out of or resulting from a breach of or the inaccuracy or falsity of any of the representations, warranties or covenants made or undertaken by the SELLER in Section 3 of this Agreement, then the SELLER shall hold the COMPANY and the PURCHASER free and harmless therefrom and shall pay the AMOUNT, as well as all reasonable related expenses incurred by the PURCHASER or the COMPANY including, without limitation, interest and legal and accounting fees and expenses.

(b) No actual or deemed waiver or acceptance of any representations, warranties or covenants shall be implied or considered as having occurred as a result of any investigation having been carried out by or on behalf of the PURCHASER prior to the effective date hereof.

(c) Neither the COMPANY nor the PURCHASER shall, however, be entitled to be indemnified for any AMOUNT to the extent that same has already been reflected or provided for in the 2001
FINANCIAL STATEMENTS.; and

(d) Any AMOUNT shall bear interest at an annual rate equal to the COMPANY's principal bank's prime lending rate for commercial loans, plus one percent (1%), calculated from the date the amount is paid by the COMPANY or the PURCHASER and shall be paid by the SELLER at the same time as the AMOUNT.

5.3 In the event the PURCHASER shall have knowledge of any claim or liability indemnified against pursuant to this Section 5, it shall give prompt written notice thereof to the SELLER. The SELLER may, at his expense, resist and defend and action, suit or proceeding in respect of which he would be required to indemnify hereunder, or cause the same to be resisted and defended by counsel which he may designate, and reasonable acceptable to the PURCHASER. Upon payment in full of any indemnity, the SELLER shall be subrogated in such rights, if any, as the PURCHASER or the COMPANY may have in respect of the matter against which the indemnity was given. The PURCHASER shall cause the COMPANY to lend the SELLER reasonable cooperation in the event that the SELLER wishes to resist or defend any such action, suit or proceeding, including the filing of any notices of contestation or appeal of any tax assessments or reassessments.

SECTION 6 - SURVUVAL AND CONSEQUENCES OF THE REPRESENTATIONS AND
WARRANTIES OF THE PURCHASER

6.1 The representations and warranties of the PURCHASER contained in the Agreement are essential, true and correct and shall survive the execution hereof and regardless of any investigation by or on behalf of the SELLER with respect thereto, shall continue in full force and effect for the benefit of the SELLER; provided, however, that such representations and warranties shall terminate when statute barred.

6.2 The PURCHASER covenants and agrees to indemnify and save harmless the SELLER from and against any loss suffered or incurred by the SELLER as a result of any breach or representation, warranty or covenant contained in the Agreement and all claims, demands, costs and expenses and including, without limitation, reasonable legal expenses in respect thereof.

6.3 In the event that the SELLER shall have knowledge of any claim or liability indemnified against pursuant to this Section 6, the SELLER shall give prompt written notice thereof to the PURCHASER. The PURCHASER may, at its expense, resist and defend any action, suit or proceeding in respect of which it would be required to indemnify hereunder, or cause the same to be resisted and defended by counsel designated by it. Upon payment in full of any indemnity, the PURCHASER shall be subrogated in such rights, if any, as the SELLER may have in respect of the matter against which indemnity was given.

SECTION 7 - NOTICES

7.1  All notices in connection with this agreement shall be in
writing and shall be delivered, mailed by   registered or certified
mail or transmitted by telex or telecopier. A notice shall be deemed to have been received on the date of the delivery, telecopy or telex transmission or on the fifth (5th) business day following the date of mailing. The addresses for such notices are:

SELLER:

H. J. Ventures, Inc.
7550 24th Avenue South, Suite 168
Minneapolis, Minnesota  55450

PURCHASER:

JustWebit.com, Inc.
930 South State Street, Suite 10
Orem, Utah 84079

Any of the foregoing may, at any time, give notice of any change of address to all of the others, and after the giving of such notice, the address specified therein shall be such person's address for the purpose of receiving notices.

SECTION 8 - GENERAL

8.1 All representations and warranties contained in this Agreement, which are for the benefit of any party hereto, may be waived by such party.

8.2 The SELLER will make every reasonable effort to preserve and improve, where possible, the present relationships with and between its distributors, suppliers, customers and others having business relationships with the COMPANY.

8.3 The rights and recourses of the PURCHASER and of the SELLER shall be cumulative and not alternative and not limited by specification.

8.4 No waiver of any breach hereunder shall be a waiver of any subsequent breach hereunder, nor shall any forbearance or delay or failure to proceed to litigation or to seek a remedy for any breach be a waiver or renunciation of any right or remedy with respect to such breach or any subsequent breach of the Agreement.

8.5 The Agreement and the benefits hereunder shall be non-assignable except pursuant to statutory amalgamation or other corporate reorganization and shall be binding upon the parties hereto and their respective successors, administrators, permitted assigns and representatives.

8.6 The parties agree to do, sign and execute all acts, deeds, documents and corporate proceedings necessary or desirable in the reasonable opinion of their respective counsel to give full force and effect to this Agreement.

8.7 This Agreement, inclusive of all schedules thereto annexed, constitutes the whole agreement between the parties and repeals and replaces any previous agreements, written or verbal, relating to the sale and purchase of the SHARES. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise relating to the COMPANY which the PURCHASER may have received prior to the execution hereof and including, without limitation, any information memorandum with respect to the business of the COMPANY.

8.8 The present Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota and subject to the foregoing obligatory and binding arbitration, the courts of the judicial districts of the state of Nevada shall be the exclusive forum for any legal proceedings arising from the Agreement.

8.9 If any term, covenant or condition of the Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, and unless such term, covenant or condition is essential, the remainder of the Agreement, or the applications of such term, covenant or condition to persons or circumstances other then those to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.10 Unless otherwise dictated by the context, the singular shall include the plural and vice versa; the masculine shall include the feminine and vice versa and, where applicable to firms, companies or corporations, the neuter.

8.11 If the expiry of any delay provided for in this Agreement falls on a non-juridical day, then the delay shall be extended to the next following juridical day.

8.12 No disclosure or announcements, public or otherwise, in respect of this or any prior agreement or any other aspect of the transaction shall be made without the consent of the SELLER, except as may be required by applicable legislation.

8.13 The parties acknowledge that they have required that this Agreement and all related documents be prepared in English only.

     IN WITNESS HEREOF, the parties have executed this Agreement this 15th day of November, 2001.


SELLER:    Shareholders of H. J. Ventures


By: /s/  Lowell Holden
Lowell Holden, President of H. J. Ventures


PURCHASER:  JustWebit.com, Inc., Inc.


By: /s/  Gary L. Borglund
Gary L. Borglund, President

                                  ADDENDUM TO
                        AGREEMENT OF SALE OF SHARES

This is an addendum ("Addendum") to the Agreement of Sale of Shares ("Agreement") entered into between Shareholders of H. J. Ventures, Inc. and JustWebit.com, Inc., dated Noevmber 15, 2001. Paragraph
3.2.6 of the Agreement is amended to add the following language:

"In connection with Lowell Holden and Gregory T. Johnson taking positions with the Purchaser, they shall each enter into an employment agreement with Puchaser, effective as of the date of this Agreement. Also the Purchaser shall in connection with this Agreement enter into a consulting agreement with L S Enterprises, Inc., which is controlled by Mr. Holden, to provide services to the Purchaser in the capacity of a CFO."

This Addendum is dated this 15th day of November, 2001.

SELLER:    Shareholders of H. J. Ventures


By: /s/  Lowell Holden
Lowell Holden, President of H. J. Ventures


PURCHASER:  JustWebit.com, Inc., Inc.


By: /s/  Gary L. Borglund
Gary L. Borglund, President